Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
GeoVax Labs, Inc.
Atlanta, GA
We hereby consent to the inclusion in the Prospectus constituting a part of the Registration Statement of our report dated February 8, 2006, relating to the balance sheet of GeoVax, Inc. (a Georgia corporation in the development stage) as of December 31, 2005 and the related statements of operations, stockholders’ deficiency and cash flows for the two years then ended and for the period from inception (June 27, 2001) to December 31, 2005.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/  TRIPP, CHAFIN & CAUSEY, LLC
Marietta, Georgia
June 6, 2008